Exhibit 99.1

News Release

NYSE: BPL

Buckeye Partners, L.P. Five TEK Park 9999 Hamilton Blvd. Breinigsville, PA 18031

Contact:	Stephen R. Milbourne,	08-12
Manager, Investor Relations

smilbourne@buckeye.com

(800) 422-2825

BUCKEYE PARTNERS, L.P. SELLS RETAIL DIVISION OF

FARM & HOME OIL COMPANY LLC TO INERGY, L.P.

Breinigsville, PA — April 15, 2008. . . Buckeye Partners, L.P. (NYSE:BPL) (the “Partnership”) today announced that the Partnership closed on its previously announced sale of the retail division of its Farm & Home Oil Company LLC subsidiary (“Farm & Home”) to a wholly-owned subsidiary of Inergy, L.P. (“Inergy”) for $42 million plus a customary working capital adjustment.  As part of the transaction, Buckeye and Inergy entered into a five-year supply agreement pursuant to which Buckeye will supply 100% of Inergy’s liquid products requirements in certain areas of Eastern and Central Pennsylvania.  After a transition period, the remaining wholesale division of Farm & Home will conduct its product marketing activities in the name of Buckeye Energy Services LLC.

Buckeye Partners, L.P. (www.buckeye.com) is a publicly traded partnership that owns and operates one of the largest independent refined petroleum products pipeline systems in the United Status in terms of volumes delivered, with approximately 5,400 miles of pipeline; owns more than 60 refined petroleum products terminals; operates and maintains approximately 2,700 miles of pipeline under agreements with major oil and chemical companies; owns a major natural gas storage facility in northern California; and markets refined petroleum products in certain of the geographic areas served by its pipeline and terminal operations.  The general partner of Buckeye Partners, L.P. is owned by Buckeye GP Holdings L.P. (NYSE: BGH).

* * * * *

This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “forecasts”, “anticipates”, “estimates”, “expects”, “intends”, “plans”, “predicts”, “projects”, “should” and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict

(more)

and which may be beyond the control of the Partnership.  Among them are (1) changes in laws or regulations to which we are subject, including those that permit the treatment of us as a partnership for federal income tax purposes; (2) terrorism, adverse weather conditions, environmental releases and natural disasters; (3) changes in the marketplace for our products or services, such as increased competition, better energy efficiency or general reductions in demand; (4) adverse regional or national economic conditions or adverse capital market conditions; (5) shutdowns or interruptions at the source points for the products we transport, store or sell; (6) unanticipated capital expenditures in connection with the construction, repair or replacement of our assets; and (7) volatility in the price of refined petroleum products and the value of natural gas storage services.  You should read our Annual Report on Form 10-K for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

# # # #